Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX foley.com

December 21, 2016

Regency Centers Corporation

One Independent Dr. – Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is being furnished in our capacity as counsel for Regency Centers Corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 65,328,148 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued to Equity One, Inc. (“Equity One”) stockholders pursuant to the Agreement and Plan of Merger dated as of November 14, 2016, by and between the Company and Equity One (the “Merger Agreement”) and 3,435,848 shares for issuance in respect of Equity One equity awards that the Company will assume pursuant to the Merger Agreement.

In our capacity as counsel to the Company, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the board of directors of the Company in connection with the Merger Agreement, (c) the Registration Statement and the Merger Agreement, and (d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Shares have been duly authorized, and upon issuance and delivery in exchange for the outstanding shares of capital stock of Equity One, in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

December 21, 2016

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP